Contacts: Kite Realty Group Trust Dan Sink Chief Financial Officer (317) 577-5609 dsink@kiterealty.com	Kite Realty Group Trust Adam Chavers Investor Relations Manager (317) 713-5684 achavers@kiterealty.com

Kite Realty Group Trust Announces

First Quarter 2008 Financial Results

- 6.9% FFO growth over prior year -

Highlights

•	Funds From Operations (FFO) was $0.31 per diluted share for the first quarter of 2008, a 6.9% increase over same period in the prior year
•	Total revenue for the first quarter was $33.0 million, an increase of 9.3% over the same period in the prior year
•	Acquired Rivers Edge Shopping Center as a redevelopment asset for $18.3 million
•	Eddy Street Commons Tax Increment Financing bonds of $30 million were sold to partially fund the project
•	Extended $83 million of 2008 debt maturities

Indianapolis, Ind., May 8, 2008 – Kite Realty Group Trust (NYSE: KRG) (the “Company”) today announced results for its first quarter ended March 31, 2008. Financial statements and exhibits attached to this release include results for the three months ended March 31, 2008 and 2007.

Financial and Operating Results

For the three months ended March 31, 2008, funds from operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $11.6 million, or $0.31 per diluted share for the Kite Portfolio compared to $10.9 million, or $0.29 per diluted share, for the Kite Portfolio for the same period in the prior year. FFO per diluted share for the first quarter of 2008 increased 6.9% over the same period in the prior year. The Company’s allocable share of FFO was $9.0 million for the three months ended March 31, 2008 compared with the Company’s allocable share of $8.4 million for the same period in 2007.

Given the nature of the Company’s business as a real estate owner and operator, the Company believes that FFO is helpful to investors when measuring operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains (or losses) from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. A reconciliation of net income to FFO is included in the attached table.

The Company’s total revenue for the first quarter of 2008 increased 9.3% to $33.0 million from $30.2 million for the same period in 2007. The Company’s net income for the first quarter of 2008 was $2.7 million, compared to $1.6 million for the first quarter of 2007.

“We are pleased to report significant progress on several company initiatives,” said John A. Kite, Kite Realty Group’s President and Chief Executive Officer. “In the first quarter alone, we successfully addressed $83 million in 2008 debt maturities, acquired an operating center with redevelopment potential in one of the best retail corridors in Indianapolis, and transitioned the first phase of Eddy Street Commons at Notre Dame to the current development pipeline. Our first quarter financial results were also strong with FFO per share and revenue growth of 6.9% and 9.3%, respectively.”

Operating Portfolio

As of March 31, 2008, the Company owned interests in 52 retail operating properties totaling approximately 7.6 million square feet. The owned gross leasable area (“GLA”) in the Company’s retail operating portfolio was 92.8% leased as of March 31, 2008, compared to 94.8% leased as of the end of the prior quarter. Contributing to this decrease was the termination of our lease with Circuit City at Sunland Town Centre and the first quarter transfer of two properties in the leasing phase from the development pipeline to the operating portfolio.

In addition, the Company owned five commercial operating properties totaling 562,652 square feet. As of March 31, 2008, the owned net rentable area of the commercial operating portfolio was 98.4% leased, compared to 93.0% as of the end of the fourth quarter of 2007.

On a same property basis, the leased percentage of 50 total operating properties was 94.3% at March 31, 2008 and 95.5% at March 31, 2007. Same property net operating income for these properties increased 0.5% between the three months ended March 31, 2008 and 2007. Excluding two boxes previously occupied by Office Max and Circuit City at Sunland Town Centre, the 50 properties were 95.5% leased at the end of both March 31, 2008 and 2007 and net operating income increased 1.7% between the quarters then ended. The Company is currently negotiating with two junior box retailers to occupy the vacated spaces.

Capital Markets Activities

The Company extended the maturity dates for eight loans totaling approximately $83 million during the first quarter. The weighted average interest rates on these loans were comparable to the previous rates. Included in the first quarter activity was an eighteen-month extension of the $55 million Parkside Town Commons loan at a loan rate of LIBOR plus 0.85%.

The Company financed the acquisition of Rivers Edge Shopping Center in Indianapolis with proceeds from the November 2007 sale of a single-tenant property in Puyallup, Washington and loan proceeds bearing interest at a rate of LIBOR plus 1.25%.

Development Activities

As of March 31, 2008, the Company owned interests in 7 retail properties in the current development pipeline that are expected to total approximately 1.3 million square feet. Approximately 559,000 square feet are anticipated to be owned directly by the Company or through joint ventures. The remaining square footage will be owned by anchor tenants or joint venture partners upon completion of the developments. The total estimated cost of these projects is $185 million, of which approximately $92 million had been incurred as of March 31, 2008. Approximately 71.5% of the owned GLA at properties in the development pipeline is currently leased or in various stages of lease negotiations with tenants.

The first phase of the Eddy Street Commons project at the University of Notre Dame was transitioned to the current development pipeline as of the end of the quarter. Phase I is expected to total 165,000 square feet of retail, office, and multi-family components and is anticipated to cost $70 million. The Company will own the retail and office portions of the project with an estimated total cost to complete of $35 million. Tax Increment Financing (“TIF”) bonds of $30 million have been sold and fully funded to finance a 1,281 space parking facility and all site infrastructure improvements. The City of South Bend is funding an additional $5 million of project incentives.

During the first quarter, the Company transferred two properties from the development pipeline to the operating portfolio. Naperville Marketplace is a 169,600 square foot community shopping center located in the western suburbs of Chicago. The property is anchored by TJ Maxx, PetSmart, and a non-owned Caputo’s Fresh Market. Bridgewater Marketplace I is a 50,820 square foot center anchored by a Walgreens that was previously developed and sold by the Company.

Leasing Activities

During the first quarter, the Company executed 10 new leases for first generation space totaling 154,000 square feet of gross leasable area. These new lease rates represent a 42.1% increase over the existing average rental rates in our operating portfolio. Rental rate growth on a cash basis increased 4.8% on five renewal leases.

Acquisition Activities

In February 2008, the Company acquired Rivers Edge Shopping Center in Indianapolis, Indiana in an off-market transaction for $18.3 million, or $165 per square foot. Rivers Edge is a 110,896 square foot community shopping center and is currently 79% leased. The Company intends to redevelop this property which is located along the vibrant Keystone-Castleton retail corridor and has an estimated average household income of $80,235 within a five-mile radius. The purchase transaction was financed with proceeds from the November 2007 sale of a single-tenant property in Puyallup, Washington and acquisition debt bearing interest at a rate of LIBOR + 1.25%.

During the first quarter, the Company acquired the remaining 15% economic interest from its joint venture partner in its Bolton Plaza property in Jacksonville, Florida for $250,000.

On April 4, 2008, one of the Company’s consolidated joint ventures, in which the Company owns an 85% interest, purchased approximately 4 acres of land in downtown Indianapolis, commonly known as Pan Am Plaza. This land is situated across the street from the Convention Center and adjacent to the recently constructed Indianapolis Colts Stadium. The joint venture intends to develop restaurants and retail space on this property.

Distributions

On May 6, 2008, the Board of Trustees declared a regular quarterly cash distribution of $0.205 per common share for the quarter ended June 30, 2008 to shareholders and unit holders of record as of July 7, 2008. This distribution will be paid on or about July 17, 2008.

On February 16, 2008, the Board of Trustees declared a regular quarterly cash distribution of $0.205 per common share for the quarter ended March 31, 2008 to shareholders and unit holders of record as of April 7, 2008. This distribution was paid on April 17, 2008.

Earnings Guidance

The Company is reaffirming its earnings and FFO guidance for the year ending December 31, 2008 in the range of $1.28 to $1.33 per diluted common share. Following is a reconciliation of the calculation of net income per common share to FFO per share:

FFO Guidance Range for 2008	Low	High

Diluted net income per common share	$0.39	$0.43
Limited Partners’ interests in Operating Partnership	0.11	0.12
Depreciation and amortization of consolidated entities	0.77	0.77
Depreciation and amortization of unconsolidated entities	0.01	0.01

Diluted FFO per common share	$1.28	$1.33

Earnings Conference Call

Management will host a conference call on Friday, May 9, 2008 at 10:00 a.m. ET to discuss financial results for the quarter ended March 31, 2008. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (888) 713-4215 for domestic callers and (617) 213-4867 for international callers (passcode 97183311). After the live webcast, the call will remain available on the Company’s website until August 9, 2008. In addition, a telephonic replay of the call will be available until June 9, 2008. The replay dial-in telephone numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (passcode 68240940).

About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust engaged primarily on the development, construction, acquisition, ownership and operation of high quality neighborhood and community shopping centers in selected growth markets in the United States. The Company owns interests in a portfolio of operating retail properties, retail properties under development and redevelopment, operating commercial properties, a related parking garage, and parcels of land that may be used for future development of retail or commercial properties.

Safe Harbor

Statements regarding the Company’s 2008 FFO and earnings guidance, including the underlying assumptions are, and certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the ability of tenants to pay rent; the competitive environment in which the Company operates; financing risks, including access to capital at desirable terms; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, which discusses these and other factors that could adversely affect the Company's results. The Company undertakes no obligation to publicly update or revise these forward-looking statements (including the FFO and net income estimates), whether as a result of new information, future events or otherwise.

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Kite Realty Group Trust

Consolidated Balance Sheets

(Unaudited)

	March 31, 2008	December 31, 2007

Assets:
Investment properties, at cost:
Land	$223,550,510	$210,486,125
Land held for development	23,622,458	23,622,458
Buildings and improvements	662,284,559	624,500,501
Furniture, equipment and other	4,825,396	4,571,354
Construction in progress	171,371,783	187,006,760

	1,085,654,706	1,050,187,198
Less: accumulated depreciation	(90,990,680)	(84,603,939)

	994,664,026	965,583,259
Cash and cash equivalents	19,262,193	19,002,268
Tenant receivables, including accrued straight-line rent of $6,974,101 and $6,653,244, respectively, net of allowance for uncollectible accounts	15,404,565	17,200,458
Other receivables	8,998,848	7,124,485
Investments in unconsolidated entities, at equity	1,056,810	1,079,937
Escrow deposits	11,698,693	14,036,877
Deferred costs, net	20,509,562	20,563,664
Prepaid and other assets	3,744,943	3,643,696

Total Assets	$1,075,339,640	$1,048,234,644

Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness	$677,290,946	$646,833,633
Accounts payable and accrued expenses	38,888,403	36,173,195
Deferred revenue and other liabilities	26,565,569	26,127,043
Cash distributions and losses in excess of net investment in unconsolidated entities, at equity	1,281,198	234,618
Minority interest	4,422,670	4,731,211

Total Liabilities	748,448,786	714,099,700
Commitments and contingencies
Limited Partners’ interests in Operating Partnership	72,896,660	74,512,093
Shareholders’ Equity:
Preferred Shares, $.01 par value, 40,000,000 shares authorized, no shares issued and outstanding	—	—
Common Shares, $.01 par value, 200,000,000 shares authorized, 29,076,441 and 28,981,594 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	290,764	289,816
Additional paid in capital and other	293,409,467	293,897,673
Accumulated other comprehensive loss	(5,004,530)	(3,122,482)
Accumulated deficit	(34,701,507)	(31,442,156)

Total Shareholders’ Equity	253,994,194	259,622,851

Total Liabilities and Shareholders’ Equity	$1,075,339,640	$1,048,234,644

Kite Realty Group Trust

Consolidated Statements of Operations

For the Three Months Ended March 31

(Unaudited)

	Three Months Ended March 31,

	2008	2007

Revenue:
Minimum rent	$18,379,614	$17,233,952
Tenant reimbursements	5,210,545	4,678,714
Other property related revenue	5,157,085	2,451,935
Construction and service fee revenue	4,288,522	5,870,553

Total revenue	33,035,766	30,235,154
Expenses:
Property operating	4,479,748	4,089,915
Real estate taxes	3,167,449	2,638,065
Cost of construction and services	3,764,234	5,065,374
General, administrative, and other	1,709,949	1,427,076
Depreciation and amortization	8,153,857	8,727,389

Total expenses	21,275,237	21,947,819

Operating income	11,760,529	8,287,335
Interest expense	(7,253,566)	(6,122,344)
Income tax expense of taxable REIT subsidiary	(1,153,228)	(254,615)
Other income	65,232	109,543
Minority interest in loss (income) of consolidated subsidiaries	4,156	(1,756)
Equity in earnings of unconsolidated entities	61,174	70,296
Limited Partners’ interests in the Operating Partnership	(776,998)	(469,903)

Income from continuing operations	2,707,299	1,618,556
Operating income from discontinued operations, net of Limited Partners’ interests	—	19,494

Net income	$2,707,299	$1,638,050

Income per common share – basic & diluted:
Continuing operations	$0.09	$0.06
Discontinued operations	—	—

	$0.09	$0.06

Weighted average Common Shares outstanding - basic	29,028,953	28,859,164

Weighted average Common Shares outstanding - diluted	29,059,809	29,177,004

Dividends declared per common share	$0.205	$0.195

Kite Realty Group Trust

Funds From Operations

For the Three Months Ended March 31, 2008 and 2007

(Unaudited)

	Three Months Ended March 31,

	2008	2007

Net income	$2,707,299	$1,638,050
Add Limited Partners’ interests in income	776,998	475,563
Add depreciation and amortization of consolidated entities, net of minority interest	7,983,114	8,635,874
Add depreciation and amortization of unconsolidated entities	101,057	101,202

Funds From Operations of the Kite Portfolio[1]	11,568,468	10,850,689
Deduct Limited Partners’ interests in Funds From Operations	(2,579,768)	(2,430,554)

Funds From Operations allocable to the Company[1]	$8,988,700	$8,420,135

Basic FFO per share of the Kite Portfolio	$0.31	$0.29

Diluted FFO per share of the Kite Portfolio	$0.31	$0.29

Basic weighted average Common Shares outstanding	29,028,953	28,859,164

Diluted weighted average Common Shares outstanding	29,059,809	29,177,004

Basic weighted average Common Shares and Units outstanding	37,367,201	37,259,012

Diluted weighted average Common Shares and Units outstanding	37,398,057	37,576,852

____________________
1

“Funds from Operations of the Kite Portfolio” represents 100% of the operating performance of the Operating Partnership’s real estate properties and construction and service subsidiaries in which the Company owns an interest. “Funds from Operations allocable to the Company” reflects a reduction for the Limited Partners’ weighted average diluted interests in the Operating Partnership.